Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S‑3 of PDC Energy, Inc. (No. 333-215422 and No. 333-225312) and to the incorporation by reference in the Registration Statements on Form S-8 of PDC Energy, Inc. (No. 333-189685, No. 333-167945, No. 333-137836, No. 333-118222, No. 333-118215, No. 333-225596, No. 333-235908, and No. 333-239433), of all references to our firm and information from our reserves report dated January 22, 2021, included in or made a part of PDC Energy, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2020, and our summary report attached as Exhibit 99.2 to the Annual Report on Form 10-K.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer
Houston, Texas
February 24, 2021

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